[Exhibit 16]



                           [LETTERHEAD OF
               TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.
             CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS]




Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously the independent accountants for Midwest Venture Holdings, Inc. (formerly Gatlin Holdings, Inc.) and on May 10, 2002, we reported on the financial statements of Gatlin Holdings, Inc. as of and for the two years ended December 31, 2001. On February 5, 2003, we resigned as independent accountants of Midwest Venture Holdings, Inc. We have read Midwest Venture Holdings, Inc.'s statements included under Item 4 of its Form 8-K for February 6, 2003, and we agree with such statements.



  /s/Tedder, James, Worden & Associates, P.A.


Tedder, James, Worden & Associates, P.A.

Orlando, Florida
February 6, 2003